ARTICLES OF AMENDMENT

                   PILGRIM GLOBAL CORPORATE LEADERS FUND, INC.


         Pilgrim Global Corporate Leaders Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is authorized to issue one billion (1,000,000,000) shares of Common Stock, one tenth of one cent ($0.001) par value per share, with an aggregate par value of one million dollars ($1,000,000), all of which have been previously classified as one series and one class of shares. These Articles of Amendment do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

         SECOND: The Board of Directors hereby redesignates one hundred million (100,000,000) shares (including all issued shares) of Pilgrim Global Corporate Leaders Fund, Inc. Common Stock as Pilgrim Global Corporate Leaders Fund, Inc. Class A Common Stock.

         THIRD: The shares of Pilgrim Global Corporate Leaders Fund, Inc. Class A Common Stock of the Corporation classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in Article FIFTH of the charter of the Corporation.

         FOURTH: The Board of Directors of the Corporation has classified and designated the shares described above pursuant to authority contained in the Corporation's charter.

         FIFTH: The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors of the Corporation; the charter amendments are limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

         The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.
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         IN WITNESS  WHEREOF,  Pilgrim Global  Corporate  Leaders Fund, Inc. has
caused these Articles of Amendment to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Secretary on July 26th, 2000.


                                          PILGRIM GLOBAL CORPORATE
                                          LEADERS FUND, INC.


                                          By:
                                              ----------------------------------
                                              By: Michael J. Roland
                                                  Senior Vice President


ATTEST:


----------------------------
By: James M. Hennessy
    Secretary

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